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                                             Exhibit C1

NEES Energy, Inc.
Consolidated Statement of Cash Flows (Thousands of Dollars)
For the Quarter Ended June 30, 1997
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                      $(4,452)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation                                             47
     Deferred federal and state income taxes                (725)
     Undistributed loss in subsidiary                      2,145
     (Increase) decrease in accounts receivable           (2,064)
     Increase (decrease) in unbilled revenue              (1,127)
     Increase (decrease) in inventory                        170
     (Increase) decrease in prepaid and other
      current assets                                       2,093
     Increase (decrease) in accounts payable               (261)
     Increase (decrease) in accrued liabilities            1,304
     Other, net                                           (1,653)
                                                         --------
Net cash provided by (used in) operating activities       (4,523)
                                                         --------


Investing activities:
  Fixed asset expenditures                                  (176)
  Investment in AllEnergy Marketing Co., L.L.C.           (4,708)
                                                         --------
Net cash used in investing activities                     (4,884)
                                                         --------


Financing activities:
  Subordinated notes payable to parent-issues              11,937
  Decrease in short-term debt                             (1,000)
                                                         --------
Net cash provided by financing activities                  10,937
                                                         --------


Net increase (decrease) in cash and cash equivalents        1,530

Cash and cash equivalents at beginning of period               79
                                                         --------

Cash and cash equivalents at end of period               $  1,609
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